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                                   Exhibit 23

                         Consent of Independent Accountants

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-46932 and No. 333-59689)and the Registration Statements on Form S-8 (No. 333-61072, No. 333-51436, No. 333-50752 and
No. 33-54423) of International Flavors & Fragrances Inc. of our report dated January 28, 2002 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 28, 2002 relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
New York, New York
March 27, 2002